Bowne & Co., Inc.
55 Water Street
212/924-5500
Fax: 212/658-5871

NEWS RELEASE

Investor Relations Contact:
William J. Coote
Treasurer
212-658-5858
bill.coote@bowne.com
FOR IMMEDIATE RELEASE
BOWNE & CO. REPORTS PRELIMINARY 2005 RESULTS
Previous Financial Results to be Restated: Expected to Increase Stockholders’ Equity $7 to $10 million
Executing on Strategy, Company is Well-Positioned for 2006
NEW YORK, March 16, 2006 — Bowne & Co., Inc. (NYSE: BNE) today announced a preliminary net loss from continuing operations for 2005 of $0.4 million—or $0.01 per share—compared to net loss of $3.0 million, or $0.08 per share, for 2004. For the fourth quarter ended December 31, 2005, a preliminary net loss was $10.3 million, or $0.31 per share, versus a net loss of $11.6 million, or $0.32 per share, for the same period in 2004. This fourth quarter 2005 loss includes a $5.1 million after-tax loss on the sale of Lionbridge Technologies stock, which is the difference between the initial value of the Lionbridge stock Bowne received from the sale of Bowne Global Solutions (BGS) to Lionbridge on September 2, 2005, and the proceeds received upon the sale of the stock on December 14, 2005.
Revenue for the year ended December 31, 2005 increased 3.4% to $694.1 million, compared to $671.4 million in 2004. Fourth quarter 2005 revenue increased 5.8% to $163.1 million compared to $154.1 million for the same period in 2004. Financial Print revenue for the 2005 fourth quarter and year-to-date, increased 10.2% and 4.4%, respectively, over the 2004 periods, primarily as a result of increased compliance reporting and mutual fund services.
The Company intends to restate its previously-filed financial statements for the fiscal years 2004 and prior. In connection with the preparation of its financial statements for the year ended December 31, 2005, the Company identified certain current and deferred income tax liabilities that were overstated. The overstatements primarily arose due to a combination of excess current tax liabilities that had built up over time and differences between the income tax basis and the financial reporting basis of assets and liabilities . It is expected that the restatement will result in an increase in stockholders’ equity of between $7 and $10 million. The Company believes the changes as a result of the restatement will have no effect on previously reported revenue, income from continuing operations before income taxes, or net cash flows. Further, this restatement is not expected to have an impact on segment profit as previously reported by the Company. The Company expects to file its Form 10-K for the year ended December 31, 2005, by March 31, 2006.
Pro forma diluted earnings per share from continuing operations is expected to be $0.37 for the year ended December 31, 2005, compared to $0.19 for the same period in 2004 (see Pro Forma Supplemental Income Information on page eight of this release for a reconciliation of these non-GAAP financial measures to our Condensed Consolidated Statements of Operations). For the fourth quarter of 2005, pro forma loss per share is expected to be $0.01, compared to a loss of $0.12 for the fourth quarter of 2004. In addition to the loss on sale of marketable securities, the Company recorded a pre-tax charge of $5.7 million in the fourth quarter of 2005, primarily as a result of restructuring expenses related to a reduction in workforce in October 2005.

Philip E. Kucera, Chairman and Chief Executive Officer, said, “Our strategy in 2005 was to sharpen our focus on our core business, strengthen our balance sheet and return value to our shareholders. We made great progress on all three fronts and ended the year strong. We believe our fourth quarter results are an early indication that we’re starting to reap the benefits of that strategy. We’re looking forward to continuing that momentum in 2006.”
David J. Shea, President and Chief Operating Officer, added, “We’re pleased with the strong growth in the second half of the year, with revenue increasing 11% over the same period in 2004. Our Financial Print business is well-positioned, with continuing growth in our non-transactional services and international markets and positive trends in the capital markets, which helped drive a 46% increase in segment profit for the fourth quarter. Likewise, we’re confident that our Bowne Marketing & Business Communications segment will be a significant contributor to the company’s growth in 2006 and beyond.”
Financial Print: On a full-year basis, Financial Print revenue increased 4.4% to $625.1 million in 2005, compared to $598.8 million for 2004. This increase is principally the result of a 12% and 18% increase, respectively, in compliance reporting and mutual fund revenues. As compared to full-year 2004, transactional revenue decreased $22.5 million, but reached its highest level for the year in the fourth quarter. For the fourth quarter 2005, Financial Print revenue of $146.7 million was up $13.6 million, or 10.2%, over the same period in the prior year. Segment profit for 2005 decreased $1.7 million compared to the prior year. For the fourth quarter of 2005, segment profit was $14.0 million, a 46% increase over the fourth quarter of 2004.
Marketing & Business Communications (MBC): This business segment is being reported separately for the first time; previously, the results of Bowne Enterprise Solutions (BES) were included in the results of the Financial Print segment. BES reported revenue of $41.8 million for 2005, a $3.2 million increase over 2004, while the segment reported a loss of $7.9 million, but improved $3.6 million over 2004. For the fourth quarter of 2005, BES’s revenue and segment profit improved slightly compared to the fourth quarter of 2004. These results do not include the acquisition of the Marketing and Business Communications division of Vestcom International, which was completed in January 2006. The combined entity is now known as Bowne Marketing & Business Communications. The Company has provided quarterly analysis for 2005 and 2004 of the revised presentation of its segment results on page 9 of this release.
Litigation Solutions: Litigation Solutions’ 2005 full-year and fourth quarter revenue decreased $6.7 million and $4.6 million, respectively, from the prior year, primarily due to the completion of a large project in the fourth quarter of 2004. Segment profit decreased $1.6 million compared to the full-year of 2004 and decreased $2.0 million compared to the fourth quarter of 2004.
Discontinued Operations: The 2005 and 2004 results from discontinued operations include BGS and Bowne Business Solutions (BBS) and DecisionQuest Discovery Services (which was sold in January 2006). Including discontinued operations, net income for 2005 is expected to be $1.6 million, or earnings of $0.05 per share, compared to net income of $27.5 million, or earnings of $0.77 per share for 2004—due primarily to the $31.6 million gain, or $0.86 per share, on the sale of BBS. For the fourth quarter of 2005, net loss including discontinued operations is expected to be $10.9 million, a net loss of $0.33 per share, compared to net earnings of $19.8 million, or net earnings of $0.55 per share, for the same period in 2004, which included the aforementioned gain on sale of BBS.

Balance Sheet: As of December 31, 2005, cash and marketable securities was $187.5 million as compared to $71.9 million at December 31, 2004. This increase is principally due to the receipt of proceeds from the sale of BGS. Accounts receivable totaled $126.8 as compared to $111.9 million at December 31, 2004. This increase is principally the result of a five day increase in days sales outstanding and a higher level of activity in the fourth quarter of 2005. Total inventories at December 31, 2005 were $26.0 million, including Financial Print work-in-process inventory of $20.9 million, compared to total inventories of $20.6 million and $15.4 million of Financial Print work-in-process inventory at December 31, 2004. Total debt at December 31, 2005, was $76.5 million, up $0.5 million from 2004.
The Company’s practice has been to provide Condensed Consolidated Balance Sheets and Statements of Cash Flows with its earnings press release. However, as a result of the expected restatement discussed above, the Company is not providing Condensed Consolidated Balance Sheets and Statements of Cash Flows with this release.
Bowne entered into a $35 million stock repurchase plan in accordance with Rule 10b5-1 on August 1, 2005. In addition, on December 15, 2005, Bowne announced an increase to the plan of an additional $75 million. As of March 13, 2006, 3,017,100 shares have been purchased for $43.2 million, an average share price of $14.27.
Bowne’s New York-based operations and corporate office relocated to 55 Water Street during January 2006. The capital expenditures related to this relocation in 2005 are $25 million. The total capital commitment is expected to be approximately $28 million. As detailed in our Current Report on Form 8-K filed February 25, 2005, the lease has an initial term of 20 years and covers approximately 200,000 square feet.

Business Outlook
The Company notes that forward-looking statements of future performance contained in the foregoing and in the following statements and certain statements made elsewhere in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the Company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets, and the estimated annual savings from the cost reductions, the effect of potential dilution from the Company’s Convertible Subordinated Debt and the impact from any future purchases under our share repurchase program.

Preliminary
	2005 Actual	2006 Outlook
Revenues:	$694 million	$755 to $840 million

Financial Print	$625.1 million	$600 to $660 million

Marketing and Business Communications(1)	$41.8 million	$130 to $150 million(1)

Litigation Solutions	$27.2 million	$25 to $30 million

Segment Profit:

Financial Print	$78.8 million	$75 to $95 million

Marketing and Business Communications(1)	$(7.9) million	$2 to $9 million

Litigation Solutions	$3.3 million	$3 to $5 million

Corporate/Other:

Corporate expense	$19.2 million	$17 to $20 million

Integration, restructuring and impairment expenses	$10.4 million	$12 to $16 million(2)

Depreciation and amortization	$27.1 million	$28 to $30 million

Interest expense	$5.2 million	$5 million

Diluted (loss) earnings per share from continuing operations	($0.01)	$0.29 to $0.67
Diluted earnings per share from continuing operations-pro forma, (excluding integration, restructuring, and impairment charges)	$0.37	$0.50 to $0.95

Diluted shares	34.7 million	33.3 million(3)

Capital expenditures, excluding NY office relocation	$15.9 million	$22 to $26 million

Capital expenditures, NY office relocation	$25.2 million	$3 million

(1)	2005 includes only BES. The 2006 Business Outlook includes the results of the January 2006 acquisition of the marketing and business communications division of Vestcom International.

(2)	The integration of the Vestcom division with BES will result in disbursements of approximately $12 million, some of which will be capitalized ($5 million) and some expensed ($7 million).

(3)	Excludes the impact of the potential dilution from the Convertible Subordinated Debt (4,058,000 shares) and the impact of any future purchases under our share repurchase program. At December 31, 2005, 32.1 million shares were outstanding. In addition, another 1.2 million shares from the potential dilutive effect of stock options and deferred stock units is assumed.

Bowne & Co. will hold its earnings conference call to review the 2005 year-end results and the 2006 business outlook on Friday, March 17, 2006, at 11 a.m. Eastern Time. To join the Web cast, log on to http://www.bowne.com. To access the call via telephone, please dial (800) 910-5497 (domestic) or (973) 935-8450 (international), ID # 7155483
About Bowne & Co., Inc.
Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.
•	Bowne Financial Print: The world’s largest financial printer and leading EDGAR filer, specializing in the creation, management, translation and distribution of regulatory and compliance documents.

•	Bowne Marketing and Business Communications: Digital composition, print, delivery and fulfillment of customized and personalized communications designed to enable companies to more-effectively target customers.

•	Bowne Litigation Solutions: Consulting and software solutions, including DecisionQuest®, one of the nation’s largest trial research firms, bring our clients fresh perspective resulting in better informed choices about strategies and tactics at every step in the litigation process.
Bowne & Co. combines these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com.
[Tables follow]

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Operations
(Unaudited, Subject to Restatement)

	For the Periods Ended Dec. 31,
(in thousands, except per share information)	Quarter		Year
	2005	2004	2005	2004
Revenue	$163,120	$154,120	$694,140	$671,351
Expenses:
Cost of revenue	(107,278)	(101,979)	(449,764)	(421,707)
Selling and administrative	(48,605)	(50,078)	(190,629)	(198,742)
Depreciation	(7,195)	(5,814)	(26,120)	(25,855)
Amortization	(235)	(235)	(940)	(730)
Gain on sale of building	—	—	—	896
Restructuring, integration and asset impairment charges	(5,661)	(2,346)	(10,410)	(8,132)

	(168,974)	(160,452)	(677,863)	(654,270)

Operating (loss) income	(5,854)	(6,332)	16,277	17,081
Interest expense	(1,367)	(2,452)	(5,160)	(10,436)
Loss on extinguishment of debt	—	(8,815)	—	(8,815)
Loss on sale of marketable securities	(7,890)	—	(7,890)	—
Other income (expense), net	1,523	(8)	2,839	860

(Loss) income from continuing operations before income taxes	(13,588)	(17,607)	6,066	(1,310)
Income tax benefit (expense)	3,284	6,024	(6,474)	(1,730)

Loss from continuing operations	(10,304)	(11,583)	(408)	(3,040)
Discontinued operations (see notes):
(Loss) gain on sale of subsidiary	(411)	31,552	3,015	31,552
Loss from discontinued operations, net of tax	(170)	(157)	(1,036)	(1,008)

Net (loss) income from discontinued operations	(581)	31,395	1,979	30,544

Net (loss) income	$(10,885)	$19,812	$1,571	$27,504

Loss per share from continuing operations:
Basic	$(0.31)	$(0.32)	$(0.01)	$(0.08)
Diluted	$(0.31)	$(0.32)	$(0.01)	$(0.08)
(Loss) earnings per share from discontinued operations:
Basic	$(0.02)	$0.87	$0.06	$0.85
Diluted	$(0.02)	$0.87	$0.06	$0.85
Total (loss) earnings per share:
Basic	$(0.33)	$0.55	$0.05	$0.77
Diluted	$(0.33)	$0.55	$0.05	$0.77
Weighted-average shares outstanding:
Basic	33,144	35,956	34,251	35,898
Diluted	33,593	36,556	34,699	36,795
Dividends per share	$0.055	$0.055	$0.22	$0.22
Note: In November 2004, the Company sold its document outsourcing business, BBS, to Williams Lea. The Condensed Consolidated Statements of Operations for the 2004 periods have been reclassified to reflect the results from this business as discontinued operations.
On September 1, 2005, the Company sold its globalization business, BGS, to Lionbridge Technologies, and in January 2006, the Company sold its DecisionQuest Discovery Services business. The Condensed Consolidated Statements of Operations for the current and prior periods has been reclassified to reflect the results from these businesses as discontinued operations.

BOWNE & CO., INC.
(NYSE: BNE)
Segment Information
(unaudited)
During the 2005 fourth quarter, the Company changed the way it reports and evaluates segment information. The Company’s operations are now classified into the following reportable business segments: Financial Print, Marketing and Business Communications, and Litigation Solutions. The Company had previously reported Marketing and Business Communications (formerly Bowne Enterprise Solutions) within its Financial Print segment. The Company’s previous years’ segment information has been restated to conform to the new presentation.
Information regarding the operations of each business segment is set forth below. Performance is evaluated based on several factors, of which the primary financial measure is segment profit. Segment profit is defined as gross margin (revenue less cost of revenue) less selling and administrative expenses, plus the Company’s equity share of income (losses) associated with a joint venture investment in the Litigation Solutions segment. Segment performance is evaluated exclusive of interest, income taxes, depreciation, amortization, certain shared corporate expenses, restructuring, integration and asset impairment charges, gain on sale of building, other expenses and other income. Therefore, this information is presented in order to reconcile to income from continuing operations before income taxes. The Corporate/Other category includes (i) corporate expenses for shared administrative, legal, finance and other support services which are not directly attributable to the operating segments, (ii) restructuring, integration and asset impairment charges, and (iii) other expenses and other income.

	For Periods Ended December 31,
(in thousands)	Quarter		Year
	2005	2004	2005	2004

Revenues:
Financial Print	$146,741	$133,187	$625,128	$598,763
Marketing and Business Communications	10,305	10,212	41,806	38,650
Litigation Solutions	6,074	10,721	27,206	33,938

	$163,120	$154,120	$694,140	$671,351

Segment profit:
Financial Print	13,995	9,607	78,815	80,519
Marketing and Business Communications	(2,251)	(2,840)	(7,877)	(11,482)
Litigation Solutions	511	2,487	3,269	4,859
Corporate/Other (see detail below)	(17,046)	(18,360)	(35,921)	(38,185)

	(4,791)	(9,106)	38,286	35,711

Depreciation	(7,195)	(5,814)	(26,120)	(25,855)
Amortization	(235)	(235)	(940)	(730)
Interest	(1,367)	(2,452)	(5,160)	(10,436)

Loss (income) from continuing operations before income taxes	$(13,588)	$(17,607)	$6,066	$(1,310)

Corporate/Other (by type):
Shared corporate expenses	$(4,585)	$(7,008)	$(19,188)	$(22,062)
Other income (expense), net	1,090	(191)	1,567	(72)
Loss on extinguishment of debt	—	(8,815)	—	(8,815)
Loss on sale of marketable securities	(7,890)	—	(7,890)	—
Gain on sale of building	—	—	—	896
Restructuring charges, integration costs and asset impairment charges	(5,661)	(2,346)	(10,410)	(8,132)

Total	$(17,046)	$(18,360)	$(35,921)	$(38,185)

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA SUPPLEMENTAL INCOME INFORMATION
Reconciliation to Condensed Consolidated Statements of Operations
(Unaudited, Subject to Restatement)
Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges, the loss on extinguishment of debt, the loss on sale of marketable securities, and the gain on sale of building. The Company believes that presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles.

		For the Periods Ended December 31,
		Quarter		Year
(in thousands, except per share information)		2005	2004	2005	2004

Loss from continuing operations		$(10,304)	$(11,583)	$(408)	$(3,040)
Add back:

Restructuring, integration and asset impairment charges	(1)	5,053	1,453	8,127	5,092
Loss on extinguishment of debt	(2)	—	5,642	—	5,642
Loss on sale of marketable securities	(3)	5,050	—	5,050	—
Gain on sale of building	(4)	—	—	—	(551)

(Loss) income from continuing operations, pro forma		$(201)	$(4,488)	$12,769	$7,143

Loss per share from continuing operations:
Basic		$(0.31)	$(0.32)	$(0.01)	$(0.08)
Diluted		$(0.31)	$(0.32)	$(0.01)	$(0.08)
(Loss) earnings per share from continuing operations—pro forma:
Basic		$(0.01)	$(0.12)	$0.37	$0.20
Diluted		$(0.01)	$(0.12)	$0.37	$0.19
Weighted-average shares outstanding:
Basic		33,144	35,956	34,251	35,898
Diluted		33,593	36,556	34,699	36,795

(1)	In 2005, restructuring, integration and asset impairment charges of $5.7 million for the quarter and $10.4 million year-to-date are net of tax benefits of $0.7 million and $2.3 million, respectively. In 2004, the restructuring, integration and asset impairment charges of $2.3 million for the quarter and $8.1 million year-to-date, are net of tax benefits of $0.8 million and $3.0 million, respectively.

(2)	Loss on extinguishment of debt of $8.8 million, net of taxes of $3.2 million.

(3)	Loss on sale of Lionbridge shares of $7.9 million, net of taxes of $2.8 million.

(4)	Gain on sale of building of $0.9 million, net of taxes of $0.3 million.

BOWNE & CO., INC.
(NYSE: BNE)
Supplemental Information
(unaudited)
During the 2005 fourth quarter, the Company changed the way it reports and evaluates segment information. The Company’s operations are now classified into the following reportable business segments: Financial Print, Marketing and Business Communications, and Litigation Solutions. The Company had previously reported Marketing and Business Communications (formerly Bowne Enterprise Solutions) within its Financial Print segment. The Company’s previous years’ segment information has been restated to conform to the new presentation. The following provides the 2005 and 2004 annual and quarterly information for this new presentation.

	2005					2004
		Quarter Ended					Quarter Ended
(in thousands)	Year	Dec. 31	Sep. 30	Jun. 30	Mar. 31	Year	Dec. 31	Sep. 30	Jun. 30	Mar. 31
Revenues:
Financial Print	$625,128	$146,741	$143,202	$188,438	$146,747	$598,763	$133,187	$121,824	$186,902	$156,850
Marketing and Business Communications	41,806	10,305	9,135	9,190	13,176	38,650	10,212	8,166	7,599	12,673
Litigation Solutions	27,206	6,074	6,471	7,012	7,649	33,938	10,721	6,440	8,903	7,874

	$694,140	$163,120	$158,808	$204,640	$167,572	$671,351	$154,120	$136,430	$203,404	$177,397

Segment profit:
Financial Print	78,815	13,995	12,278	31,127	21,415	80,519	9,607	10,044	34,906	25,962
Marketing and Business Communications	(7,877)	(2,251)	(2,737)	(2,160)	(729)	(11,482)	(2,840)	(3,618)	(3,625)	(1,399)
Litigation Solutions	3,269	511	666	1,004	1,088	4,859	2,487	99	1,061	1,212
Corporate/Other (see detail below)	(35,921)	(17,046)	(6,082)	(7,214)	(5,579)	(38,185)	(18,360)	(5,078)	(5,398)	(9,349)

	38,286	(4,791)	4,125	22,757	16,195	35,711	(9,106)	1,447	26,944	16,426

Depreciation	(26,120)	(7,195)	(5,853)	(6,547)	(6,525)	(25,855)	(5,814)	(6,622)	(6,617)	(6,802)
Amortization	(940)	(235)	(235)	(235)	(235)	(730)	(235)	(165)	(165)	(165)
Interest	(5,160)	(1,367)	(1,200)	(1,308)	(1,285)	(10,436)	(2,452)	(2,593)	(2,701)	(2,690)

Income (loss) from continuing operations before income taxes	$6,066	$(13,588)	$(3,163)	$14,667	$8,150	$(1,310)	$(17,607)	$(7,933)	$17,461	$6,769

Corporate/Other by (type):
Shared corporate expenses	$(19,188)	$(4,585)	$(4,329)	$(5,195)	$(5,079)	$(22,062)	$(7,008)	$(4,241)	$(5,754)	$(5,059)
Other income (expense), net	1,567	1,090	(160)	(488)	1,125	(72)	(191)	(48)	100	67
Loss on extinguishment of debt	—	—	—	—	—	(8,815)	(8,815)	—	—	—
Loss on sale of marketable securities	(7,890)	(7,890)	—	—	—	—	—	—	—	—
Gain on sale of building	—	—	—	—	—	896	—	—	896	—
Restructuring charges, integration costs and asset impairment charges	(10,410)	(5,661)	(1,593)	(1,531)	(1,625)	(8,132)	(2,346)	(789)	(640)	(4,357)

Total	$(35,921)	$(17,046)	$(6,082)	$(7,214)	$(5,579)	$(38,185)	$(18,360)	$(5,078)	$(5,398)	$(9,349)